March 2025

Preliminary Pricing Supplement No. 6,952

Registration Statement Nos. 333-275587; 333-275587-01

Dated March 5, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. and International Equities

Market-Linked Notes due March 19, 2030

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI Japan ETF

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented and modified by this document. At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the closing level of a basket of one index and one exchange-traded fund (ETF) on the determination date, subject to the maximum payment at maturity. These long-dated notes are for investors who are concerned about principal risk but seek a return based on the performance of the basket components, and who are willing to forgo current income and upside returns beyond the maximum payment at maturity in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$
Pricing date:	March 14, 2025
Original issue date:	March 19, 2025 (3 business days after the pricing date)
Maturity date:	March 19, 2030
Interest:	None
Basket:	Basket component*	Bloomberg ticker symbol*	Basket component weighting	Initial basket component level	Multiplier
	S&P 500® Index (the “SPX Index”)	SPX	50%
	Shares of the iShares® MSCI Japan ETF (the “EWJ Shares”)	EWJ UP	50%	$
*Bloomberg ticker symbols are being provided for reference purposes only. We refer to the SPX Index and the EWJ Shares, collectively, as the basket components.
Payment at maturity:

The payment due at maturity per $1,000 stated principal amount will equal:

$1,000 + supplemental redemption amount, if any.

In no event will the payment at maturity be less than $1,000 per note or greater than the maximum payment at maturity.

Supplemental redemption amount:

(i) $1,000 multiplied by (ii) the basket return multiplied by (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0 or greater than $500 per note (to be determined on the pricing date)

Participation rate:	100%
Maximum payment at maturity:	At least $1,500 per note (150% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Basket return:	(ending basket level – starting basket level) / starting basket level
Listing:	The notes will not be listed on any securities exchange.
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $964.30 per note, or within $55.00 of that estimate. See “Investment Summary” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per note	$1,000	$20(1)
		$2(2)	$978
Total	$	$	$

(1)Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a sales commission of up to $20 for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Market-Linked Notes.

(2)Reflects a structuring fee payable to selected dealers by the agent or its affiliates of $2 for each note.

(3)See “Use of proceeds and hedging” on page 15.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not bank deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Market-Linked Notes dated November 16, 2023 Index Supplement dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Market-Linked Notes due March 19, 2030

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI Japan ETF

Terms continued from the previous page:
Starting basket level:

The starting basket level will equal 100, which is equal to the sum of the products of (i) the initial basket component level of each basket component, as set forth under “Basket—Initial basket component level” above, and (ii) the multiplier for such basket component, as set forth under “Basket—Multiplier” above, each as determined on the pricing date.

Ending basket level:	The basket closing level on the determination date
Basket closing level:	On any date, the sum of the products of (i) the basket component closing level for each basket component, and (ii) the multiplier for such basket component
Basket component closing level:

On any day, the basket component closing level for each basket component shall be:

(i) in the case of the SPX Index, the index closing level of the SPX Index on such day; and

(ii) in the case of the EWJ Shares, the share closing price of the EWJ Shares on such day multiplied by the adjustment factor on such day.

Multiplier:

The multiplier for each basket component will be set on the pricing date so that each basket component will represent its applicable basket component weighting in the predetermined starting basket level of 100. Each multiplier will remain constant for the term of the notes.

Adjustment factor:	With respect to the EWJ Shares, 1.0, subject to adjustment in the event of certain events affecting the EWJ Shares
Determination date:	March 14, 2030, subject to postponement for non-index business days, non-trading days and certain market disruption events.
CUSIP:	61778CVC6
ISIN:	US61778CVC62

March 2025 Page 2

Morgan Stanley Finance LLC

Market-Linked Notes due March 19, 2030

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI Japan ETF

Investment Summary

Market-Linked Notes

The Market-Linked Notes due March 19, 2030 Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI Japan ETF (the “notes”) offer the potential for a supplemental redemption amount at maturity based on the closing level of an equally weighted basket of one index and one ETF on the determination date, subject to the maximum payment at maturity. The notes provide investors:

￭an opportunity to gain upside exposure to any appreciation of the basket, subject to the maximum payment at maturity of at least $1,500 per note (150% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

￭the repayment of principal at maturity, subject to our creditworthiness.

￭no exposure to any decline of the ending basket level below the starting basket level if the notes are held to maturity.

At maturity, if the basket return is equal to or less than zero, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	5 years
Participation rate:	100%
Maximum payment at maturity:	At least $1,500 per note (150% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Interest:	None

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. We estimate that the value of each note on the pricing date will be approximately $964.30, or within $55.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

March 2025 Page 3

Morgan Stanley Finance LLC

Market-Linked Notes due March 19, 2030

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI Japan ETF

Key Investment Rationale

Market-Linked Notes offer investors exposure to the performance of an equally weighted basket composed of the S&P 500® Index and the iShares® MSCI Japan ETF and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek a return based on the performance of the basket components, and who are willing to forgo current income and upside beyond the maximum payment at maturity in exchange for the repayment of principal at maturity plus a supplemental redemption amount, if any.

Repayment of Principal	The notes offer investors 100% exposure to any positive performance of the basket up to the maximum payment at maturity, while providing for the repayment of principal in full at maturity.
Upside Scenario

The basket closing level on the determination date is greater than the starting basket level of 100, and, at maturity, the notes pay the stated principal amount of $1,000 plus 100% of the positive percent change from the starting basket level to the ending basket level, subject to the maximum payment at maturity of at least $1,500 per note (150% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

Par Scenario	The ending basket level is equal to or less than the starting basket level, and, at maturity, the notes pay only the stated principal amount of $1,000.

March 2025 Page 4

Morgan Stanley Finance LLC

Market-Linked Notes due March 19, 2030

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI Japan ETF

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any, subject to the maximum payment at maturity. The supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$1,000 x basket return x participation rate In no event will the supplemental redemption amount be less than zero or greater than $500 per note (to be determined on the pricing date).
where
basket return	=	(ending basket level – starting basket level) / starting basket level
participation rate	=	100%
ending basket level	=	the basket closing level on the determination date
maximum payment at maturity	=	At least $1,500 per note (150% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

In no event will the payment at maturity be less than the stated principal amount or greater than the maximum payment at maturity.

Hypothetical Payment at Maturity

The table below illustrates the payment at maturity for each note for a hypothetical range of basket returns and does not cover the complete range of possible payouts at maturity. The table assumes a hypothetical maximum payment at maturity of $1,500 per note and reflects the starting basket level of 100 and the participation rate of 100%. The actual maximum payment at maturity will be determined on the pricing date.

Basket return	Ending basket level	Stated principal amount	Participation rate	Supplemental redemption amount	Payment at maturity	Return on $1,000 note
100.00%	200.00	$1,000	100%	$500.00	$1,500.00	50.00%
90.00%	190.00	$1,000	100%	$500.00	$1,500.00	50.00%
80.00%	180.00	$1,000	100%	$500.00	$1,500.00	50.00%
70.00%	170.00	$1,000	100%	$500.00	$1,500.00	50.00%
60.00%	160.00	$1,000	100%	$500.00	$1,500.00	50.00%
50.00%	150.00	$1,000	100%	$500.00	$1,500.00	50.00%
40.00%	140.00	$1,000	100%	$400.00	$1,400.00	40.00%
30.00%	130.00	$1,000	100%	$300.00	$1,300.00	30.00%
20.00%	120.00	$1,000	100%	$200.00	$1,200.00	20.00%
10.00%	110.00	$1,000	100%	$100.00	$1,100.00	10.00%
0.00%	100.00	$1,000	N/A	$0.00	$1,000.00	0.00%
–10.00%	90.00	$1,000	N/A	$0.00	$1,000.00	0.00%
–20.00%	80.00	$1,000	N/A	$0.00	$1,000.00	0.00%
–30.00%	70.00	$1,000	N/A	$0.00	$1,000.00	0.00%
–40.00%	60.00	$1,000	N/A	$0.00	$1,000.00	0.00%
–50.00%	50.00	$1,000	N/A	$0.00	$1,000.00	0.00%
–60.00%	40.00	$1,000	N/A	$0.00	$1,000.00	0.00%
–70.00%	30.00	$1,000	N/A	$0.00	$1,000.00	0.00%
–80.00%	20.00	$1,000	N/A	$0.00	$1,000.00	0.00%
–90.00%	10.00	$1,000	N/A	$0.00	$1,000.00	0.00%
–100.00%	0.00	$1,000	N/A	$0.00	$1,000.00	0.00%

March 2025 Page 5

Morgan Stanley Finance LLC

Market-Linked Notes due March 19, 2030

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI Japan ETF

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the basket return is equal to or less than zero, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the ending basket level is not sufficiently higher than the starting basket level, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the basket closing level on the determination date.

￭The appreciation potential of the notes is limited by the maximum payment at maturity. The appreciation potential of the notes is limited by the maximum payment at maturity of at least $1,500 per note, or 150% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date. Because the payment at maturity will be limited to 150% of the stated principal amount for the notes (assuming a maximum payment at maturity of $1,500 per note), any increase in the ending basket level beyond 150% of the starting basket level will not further increase the return on the notes.

￭The market price of the notes will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the value, volatility (frequency and magnitude of changes in value) and dividend yield of each basket component and the component stocks of the SPX Index and MSCI Japan Index (the “share underlying index”), interest and yield rates in the market, the time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or equities markets generally and which may affect the ending basket level, the occurrence of certain events affecting the EWJ Shares that may or may not require an adjustment to the adjustment factor and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The values of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Basket Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the notes is not linked to the value of the basket components at any time other than the determination date. The amount payable on the notes will be based on the basket closing level on the determination date, subject to postponement for non-index business days, non-trading days and certain market disruption events. Even if the value of the basket appreciates prior to the determination date but then drops by the determination date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to such drop. Although the actual level of the basket on the stated maturity date or at other times during the term of the notes may be higher than the ending basket level, the payment at maturity will be based solely on the ending basket level.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms

March 2025 Page 6

Morgan Stanley Finance LLC

Market-Linked Notes due March 19, 2030

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI Japan ETF

of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

￭Investing in the notes is not equivalent to investing in the basket components or the stocks composing the SPX Index or the share underlying index. Investing in the notes is not equivalent to investing directly in either of the basket components or any of the component stocks of the SPX Index or the share underlying index. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the EWJ Shares or any of the component stocks of the SPX Index or the share underlying index.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial basket component level and multiplier for each basket component, the ending basket level and the basket return, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor index with respect to the SPX Index, whether to make any adjustments to the adjustment factor or calculation of the basket closing level in the event of a discontinuance of either basket component or a market disruption event with respect to either basket component. These potentially subjective determinations may affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Market-Linked Notes—Payment at Maturity,” “—Postponement of Observation Date and Averaging Dates,” “—Antidilution Adjustments for Notes linked to Exchange-Traded Funds,” “—Alternate Exchange Calculation in the Case of an Event of Default,” “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation,” “—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” in the accompanying product supplement for market-linked notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the

March 2025 Page 7

Morgan Stanley Finance LLC

Market-Linked Notes due March 19, 2030

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI Japan ETF

basket components or the share underlying index), including trading in the basket components, the share underlying index or the component stocks of the SPX Index or the share underlying index, and in other instruments related to the SPX Index and the share underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the basket components or the component stocks of SPX Index or the share underlying index and other financial instruments related to the SPX Index or the share underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket component levels, and, therefore, could increase the values at or above which the basket components must close on the determination date before an investor receives a payment at maturity that exceeds the stated principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the values of the basket components on such determination date, and, accordingly, the amount of cash an investor will receive at maturity.

Risks Relating to the Basket Components

￭Changes in the values of the basket components may offset each other. Value movements in the basket components may not correlate with each other. At a time when the value of one basket component increases, the value of the other basket component may not increase as much, or may even decline. Therefore, in calculating the basket components’ performance on the determination date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of the other basket component.

￭Investing in the notes exposes investors to risks associated with investments in securities linked solely to the value of Japanese equity securities. The EWJ Shares track the performance of the MSCI Japan Index, which is based on the value of Japanese equity securities. Investments in notes linked to the value of foreign equity securities, such as the EWJ Shares, involve risks associated with the securities markets in those countries, such as Japan, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in those markets. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets, such as Japan, may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the Japanese economy may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions, self-sufficiency and balance of payment positions.

￭The price of the EWJ Shares is subject to currency exchange risk. Because the price of the EWJ Shares is related to the U.S. dollar value of stocks underlying the MSCI Japan Index, holders of the notes will be exposed to currency exchange rate risk with respect to the Japanese yen. Exchange rate movements for the Japanese yen are volatile and are the result of numerous factors specific to Japan, including the supply of, and the demand for, the Japanese yen, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to Japan. An investor’s net exposure will depend on the extent to which the Japanese yen strengthens or weakens against the U.S. dollar. If the dollar strengthens against the Japanese yen, the price of the EWJ Shares will be adversely affected and the payment at maturity on the notes may be reduced.

Of particular importance to potential currency exchange risk are:

oexisting and expected rates of inflation;

oexisting and expected interest rate levels;

othe balance of payments between countries; and

othe extent of governmental surpluses or deficits in Japan and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Japan and the United States and other countries important to international trade and finance.

￭Adjustments to the SPX Index could adversely affect the value of the notes. The publisher of the SPX Index may add, delete or substitute the stocks constituting the SPX Index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the SPX Index. Any of these actions could adversely affect the value of the notes. The publisher of the SPX Index may also discontinue or suspend calculation or publication of the SPX Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued

March 2025 Page 8

Morgan Stanley Finance LLC

Market-Linked Notes due March 19, 2030

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI Japan ETF

index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on the determination date, the index closing level on the determination date will be an amount based on the values of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing level last in effect prior to discontinuance of the SPX Index.

￭Adjustments to the EWJ Shares or the share underlying index could adversely affect the value of the notes. The investment adviser to the EWJ Shares, BlackRock Fund Advisors. (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the EWJ Shares. Any of these actions could adversely affect the price of the EWJ Shares and, consequently, the value of the notes. MSCI Inc. is responsible for calculating and maintaining the share underlying index. MSCI Inc. may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. MSCI Inc. may discontinue or suspend calculation or publication of the share underlying index at any time. If trading in the EWJ Shares is permanently discontinued and/or the EWJ Shares is liquidated or otherwise terminated, and MSCI Inc. subsequently discontinues publication of the share underlying index, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the value of the share underlying index, and, consequently, the price of the EWJ Shares and the value of the notes.

￭The performance and market price of the EWJ Shares, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the EWJ Shares. The EWJ Shares do not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index. In addition, the performance of the EWJ Shares will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index. All of these factors may lead to a lack of correlation between the performance of the EWJ Shares and the share underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the EWJ Shares may impact the variance between the performances of EWJ Shares and the share underlying index. Finally, because the shares of the EWJ Shares are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the EWJ Shares may differ from the net asset value per share of the EWJ Shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the EWJ Shares may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of the EWJ Shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the EWJ Shares, and their ability to create and redeem shares of the EWJ Shares may be disrupted. Under these circumstances, the market price of the EWJ Shares may vary substantially from the net asset value per share of the EWJ Shares or the level of the share underlying index.

For all of the foregoing reasons, the performance of the EWJ Shares may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the EWJ Shares. Any of these events could materially and adversely affect the price of the EWJ Shares and, therefore, the value of the notes. Additionally, if market volatility or these events were to occur on the determination date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination may affect the payment at maturity of the notes. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published share closing price per share of the EWJ Shares on the determination date, even if the EWJ Shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the EWJ Shares.

￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the EWJ Shares. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the EWJ Shares. However, the calculation agent will not make an adjustment for every event that could affect the EWJ Shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the notes may be materially and adversely affected.

March 2025 Page 9

Morgan Stanley Finance LLC

Market-Linked Notes due March 19, 2030

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI Japan ETF

Basket Overview

S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

iShares® MSCI Japan ETF. The iShares® MSCI Japan ETF is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Japan ETF. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Japan Index. It is possible that this fund may not fully replicate the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the EWJ Shares is accurate or complete.

This document relates only to the notes offered hereby and does not relate to the EWJ Shares. We have derived all disclosures contained in this document regarding iShares from the publicly available documents described above. In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the EWJ Shares (and therefore the price of the EWJ Shares at the time we price the notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the notes and therefore the value of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the EWJ Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the EWJ Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws. As a prospective purchaser of the notes, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the EWJ Shares.

“iShares®” is a registered trademark of BlackRock Fund Advisors or its affiliates (“BFA”). The securities are not sponsored, endorsed, sold, or promoted by BFA. BFA makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BFA has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

MSCI Japan Index. The MSCI Japan Index is a free float-adjusted market capitalization weighted index that is designed to measure the performance of the large and mid-cap segments of the Japanese market. The share underlying index publisher with respect to the MSCI Japan Index is MSCI Inc., or any successor thereof. The MSCI Japan Index is constructed based on the MSCI Global Investable Market Indices Methodology, targeting a free-float market capitalization coverage of 85%. For additional information about the MSCI Japan Index, see the information set forth under ““MSCI Global Investable Market Indices—MSCI Japan Index” in the accompanying index supplement.

March 2025 Page 10

Morgan Stanley Finance LLC

Market-Linked Notes due March 19, 2030

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI Japan ETF

Information as of market close on March 4, 2025:

Basket Component Information as of March 4, 2025
	Bloomberg Ticker Symbol	Current Level	52 Weeks Ago	52 Week High	52 Week Low
SPX Index	SPX	5,778.15	5,130.95	6,144.15 (on 2/19/2025)	4,967.23 (on 4/19/2024)
EWJ Shares	EWJ UP	$68.64	$69.92	$72.99 (on 9/26/2024)	$63.12 (on 8/6/2024)

The following graph is calculated based on a starting basket level of 100 on January 1, 2020 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the terms of the notes, nor does it attempt to show in any way your expected return on an investment in the notes. The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 1, 2020 to March 4, 2025

Historical Information

The following tables set forth the published high and low closing levels as well as end-of-quarter closing levels for each of the basket components for each quarter in the period from January 1, 2020 through March 4, 2025. The closing levels on March 4, 2025 were (i) in the case of the SPX Index, 5,778.15, and (ii) in the case of the EWJ Shares, $68.64. The related graphs set forth the daily closing levels for each of the basket components in the same period. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical information of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing level on the determination date.

March 2025 Page 11

Morgan Stanley Finance LLC

Market-Linked Notes due March 19, 2030

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI Japan ETF

S&P 500® Index	High	Low	Period End
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter	5,254.35	4,688.68	5,254.35
Second Quarter	5,487.03	4,967.23	5,460.48
Third Quarter	5,762.48	5,186.33	5,762.48
Fourth Quarter	6,090.27	5,695.94	5,881.63
2025
First Quarter (through March 4, 2025)	6,144.15	5,778.15	5,778.15

S&P 500® Index Daily Index Closing Levels January 1, 2020 to March 4, 2025

March 2025 Page 12

Morgan Stanley Finance LLC

Market-Linked Notes due March 19, 2030

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI Japan ETF

iShares® MSCI Japan ETF (CUSIP 46434G822)	High ($)	Low ($)	Period End ($)
2020
First Quarter	60.05	43.22	49.39
Second Quarter	57.90	46.57	54.92
Third Quarter	59.58	54.33	59.07
Fourth Quarter	67.56	58.14	67.56
2021
First Quarter	71.86	66.76	68.52
Second Quarter	69.98	65.43	67.54
Third Quarter	74.12	66.26	70.25
Fourth Quarter	70.36	65.98	66.96
2022
First Quarter	67.99	58.18	61.61
Second Quarter	62.43	52.06	52.83
Third Quarter	57.26	48.82	48.85
Fourth Quarter	56.18	48.44	54.44
2023
First Quarter	58.87	53.43	58.69
Second Quarter	63.80	57.69	61.90
Third Quarter	63.70	59.17	60.29
Fourth Quarter	64.14	57.34	64.14
2024
First Quarter	71.83	63.06	71.35
Second Quarter	70.48	66.01	68.24
Third Quarter	72.99	63.12	71.54
Fourth Quarter	71.88	66.18	67.10
2025
First Quarter (through March 4, 2025)	70.10	65.24	68.64

iShares® MSCI Japan ETF Daily Share Closing Prices January 1, 2020 to March 4, 2025

March 2025 Page 13

Morgan Stanley Finance LLC

Market-Linked Notes due March 19, 2030

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI Japan ETF

Additional Terms of the Notes

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Basket index publisher:	S&P® Dow Jones Indices LLC or any successor thereof
Share underlying index (with respect to the EWJ Shares):	MSCI Japan Index
Share underlying index publisher (with respect to the EWJ Shares):	MSCI Inc. or any successor thereof
Denominations:	$1,000 and integral multiples thereof
Senior security or subordinated security:	Senior
Specified currency:	U.S. dollars
Interest:	None
Call right:	The notes are not callable prior to the maturity date.
Certain defined terms:	The accompanying product supplement refers to: ●The determination date as the “observation date.” ●The supplemental redemption amount as the “additional amount.”
Postponement of maturity date:

If, due to a market disruption event or otherwise, the determination date for either basket component is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date of the notes will be postponed to the third business day following that determination date as postponed.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual determination date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as a holder of the notes, on the maturity date.

March 2025 Page 14

Morgan Stanley Finance LLC

Market-Linked Notes due March 19, 2030

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI Japan ETF

Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our

March 2025 Page 15

Morgan Stanley Finance LLC

Market-Linked Notes due March 19, 2030

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI Japan ETF

hedging counterparties to take positions in the basket components or the component stocks of the SPX Index or the share underlying index and other financial instruments related to the basket components, in futures and/or options contracts on the basket components or the component stocks of the SPX Index or the share underlying index and other financial instruments related to the basket components listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial basket component levels, and, therefore, could increase the values at or above which the basket components must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the basket components or the component stocks of the SPX Index or the share underlying index and other financial instruments related to the basket components, futures or options contracts on the basket components or the component stocks of the SPX Index or the share underlying index and other financial instruments related to the basket components listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the values of the basket components, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a sales commission of up to $20 for each note they sell. In addition, selected dealers will receive a structuring fee of $2 for each note from the agent or its affiliates.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes, including the maximum payment at maturity, such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Market-Linked Notes dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for Market-Linked Notes, in the index supplement or in the prospectus.

March 2025 Page 16